UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 28, 2022

Commission file # 333-219148

VIVIC CORP.

 (Exact name of registrant as specified in its charter)

Nevada	7999	98-1353606
State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Number)	(IRS Employer Identification Number)

187 E Warm Springs Rd., PMB#B450

Las Vegas, NV 89119

Tel: 702-899-0818

(Address and telephone number of registrant's executive office)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

¨ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Review.

On May 28, 2022, the board of directors (the “Board”) of ViVic Corp. (the “Company”) concluded that due to de-consolidation of the Company’s subsidiary, the Company’s previously issued unaudited interim financial statements included in the quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2021, filed on November 15, 2021, unaudited interim financial statements included in the quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2021, filed on August 12, 2021, and unaudited interim financial statements included in the quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2021, filed on May 14, 2021 (each a “Previous Filing” and collectively “Previous Filings”), should no longer be relied upon.

On January 3, 2021, the Company entered into a Joint Venture and Cooperation Agreement to invest in Shenzhen Ocean Way Yachts Services Co., Ltd (“Ocean Way”). In the Previous Filings, the Company’s investment in Ocean Way was treated as an acquisition and the financial statements of Ocean Way were consolidated into the financial statements of the Company. During the year ended December 31, 2021, the Company has invested a total amount of $122,665 (RMB 780,000), or approximately 43.8% of total ownership. On May 28, 2022, the Company’s management and the Board after consultation with YCM CPA, Inc., the Company’s independent registered public accounting firm, concluded the investment in Ocean Way was considering as a long-term investment. Therefore, the consolidation of Ocean Way’s financial statements was erroneous.

In compliance with section (c)(3) of Item 4.02, we have obtained a letter from our independent accountant, attached as Exhibit 13.3, addressed to the Commission stating that the independent accountant agrees with the statements made by the registrant in response to this Item 4.02.

The information in this Item 4.02, including the exhibit attached hereto, is furnished solely pursuant to Item 4.02. Consequently, such information is not deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section. Moreover, the information in this Item 4.02, including this exhibit, shall not be deemed to be incorporated by reference into the filings of the registrant under the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

VIVIC CORP.

/s/ Shang-Chiai Kung

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By: Shang-Chiai Kung

Chief Executive Officer

May 28, 2022